Exhibit 99.1

KOHL’S HOLDS ANNUAL SHAREHOLDERS MEETING; DISCUSSES RECORD EARNINGS FOR 2004 AND DESCRIBES PLANS FOR FUTURE GROWTH

MENOMONEE FALLS, Wis., April 27, 2005 – At the company’s shareholders’ meeting today, Kohl’s executives discussed 2004 financial performance and outlined key initiatives to continue to deliver long-term, profitable growth.

2004 Financial Review-Fundamentals are Strong

For the twelve months ended January 29, 2005, net sales increased 13.8% to $11.7 billion compared with $10.3 billion a year ago.   Net income increased 25.7% to $730.4 million or $2.12 per diluted share, compared with $580.9 million or $1.69 per diluted share a year ago.  Underscoring the company’s commitment to long term profitable growth, over the past five years, net income has increased at a compounded annual growth rate of 23.4%.

The company believes that its performance in 2004 was a direct result of the initiatives taken during the year.  These initiatives included reducing inventory levels and improving the timing of flowing merchandise to the stores, making the stores easier to shop, expanding merchandise offerings to appeal to a broader range of customers and differentiating Kohl’s assortments through introduction of new private and exclusive brands.  These actions have also set the stage for the company to deliver a strong 2005.

2005 Earnings Growth

The company is committed to a 2005 earnings growth target of 20% over 2004.  The key drivers of the increase include:

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Returning to a mid single-digit comparable store sales increase

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Maintaining the gross margin rate achieved in 2004, which was an historical high

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Managing expenses, while prudently investing in areas necessary to support the company’s future growth

2005 Merchandise and Marketing Business Drivers-Momentum Continues

The company will build on the accomplishments of 2004 with additional initiatives in 2005 in both merchandising and marketing.   In merchandising, the company will continue to differentiate through a focus on exciting in-store presentations and the continued infusion of new private brands such as apt. 9 and Urban Pipeline, new exclusive brands such as Daisy Fuentes, Candies and its beauty offerings (American Beauty, Flirt! and good skin), and new national brands such as Chaps, Bongo and Royal Velvet.  The company will continue to offer great classic brands such as Villager, Sag Harbor and Dockers and updated brands such as Nine & Co. and Access.

In marketing, the company is focused on targeting both new customers and increasing the frequency of its occasional customer through integrated marketing enhancements that deliver on its promise of “expect great things.” In addition to its traditional forms of marketing such as newspaper inserts, radio, television, and direct mail, the company will use avenues such as national magazines and internet advertising to convey this message to its customers.

2004 and 2005 Capital Investment Update-Commitment to Long Term Profitable Growth

The company continues to invest capital in growing the business and in developing and recruiting new talent to support its growth.  In 2004, $890 million was invested to build new stores and distribution facilities, remodel and maintain existing stores, and enhance IT systems to support growth initiatives.   At the same time, over 15,000 new jobs were created in communities all across the country.  In 2005, the company expects to invest approximately $875 million in capital, which should be funded by cash generated by operations, and create in excess of 15,000 new jobs.

2004 and 2005 Expansion Update
In 2004, the company successfully opened 95 new stores, including entries into Sacramento, Calif.; San Diego, Calif.; Memphis, Tenn.; San Francisco, Calif.; Salt Lake City, Utah; Portland, Maine; and Reno, Nevada.  At the end of fiscal 2004, the company operated 637 stores in 40 states.

Building on that momentum, the company plans to open approximately 95 stores in fiscal 2005, with a mix of new market entries and fill-ins in existing markets.  This spring, the company opened 33 of the 95 stores, including seven stores each in the Northeast, Midwest and Southeast regions and four stores each in the Mid-Atlantic, Southwest and Southcentral regions.  To support the expansion in the Southeast, the company will open a distribution facility in Macon, Georgia in June.

Annual Meeting Business

The company also announced the preliminary results of the shareholder votes on the four agenda items.

Kohl’s shareholders reelected Jim Ericson, Bill Kellogg, Arlene Meier and Elton White to the board of directors for additional three-year terms, with each director receiving more than 88% of the votes cast.

Shareholders ratified the appointment of Ernst & Young LLP as independent auditors, receiving more than 98% of the votes cast.

The shareholder proposal concerning the declassification of the Board of Directors received approximately 64% of the votes cast.

The shareholder proposal concerning shareholder approval of certain executive severance agreements received approximately 53% of the votes cast.

Commenting on the results of the shareholder proposals, Kohl’s Chairman and Chief Executive Officer Larry Montgomery said, “I can assure you that the Board of Directors listens to your concerns and takes the opinions of our shareholders very seriously.  We will continue to discuss and consider the issues raised in these shareholder proposals.”

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s is a family-focused, value-oriented specialty department store offering moderately priced national brand apparel, shoes, accessories and home products.  Kohl’s operates 669 stores in 40 states.  For a list of store locations and information, or for the added convenience of shopping online, visit Kohl’s Web site at www.kohls.com.

Cautionary Statement Regarding Forward-Looking Information
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:  Wes McDonald, Chief Financial Officer

(262) 703-1893

Media Contact:                     Vicki Shamion, Director of Public Relations

(262) 703-1464

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